Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

AUTHENTIDATE HOLDING CORP. ANNOUNCES NEW

LOAN FINANCING OF $3.3 MILLION

BERKELEY HEIGHTS, NJ – September 28, 2012 — Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, announced that it has completed a $3.3 million secured loan financing with certain accredited investors. In connection with the financing the company sold approximately $3.3 million of senior secured promissory notes and 2,558,139 warrants to the investors. The notes are not convertible into equity securities and no interest is due on the notes. The notes are due and payable on the earlier of October 31, 2013 or the completion of a subsequent financing as defined in the investor agreements. The warrants are exercisable for 54 months commencing six months from the issue date at an exercise price of $1.34 per share.

In connection with the financing, Authentidate entered into an agreement with the holders of a majority of the outstanding principal amount of the senior secured promissory notes issued in March 2012 (the “Prior Notes”), to extend the maturity date of such notes to October 31, 2013 and grant pari passu rights to the notes issued in the new financing. In consideration of this extension, we agreed to issue the holders of the Prior Notes warrants to purchase an aggregate of 2,197,674 shares of common stock with the same terms as the warrants issued in the new financing.

Ben Benjamin, Chief Executive Officer of Authentidate, stated “We are pleased to have raised these additional funds which will be used primarily for general business and working capital purposes as well as to support the growth of our telehealth solution for remote patient monitoring. We are optimistic about the opportunity we have to increase our revenues in the coming quarters and these additional funds will assist us in growing sales and responding efficiently to new product orders. We believe that the participation of one of the company’s board members in addition to our largest stockholder in this financing, alongside my own participation and that of our CFO William Marshall, expresses their confidence in the company’s future and we are appreciative of their continued support. We look forward to sharing additional updates on the development of our business in our upcoming investor communications.”

The group of investors included Authentidate’s largest stockholder, Lazarus Investment Partners LLLP as well as affiliates of Mr. J. David Luce, an Authentidate board member, Mr. O'Connell Benjamin, the Company's Chief Executive Officer and a board member, as well as Mr. William Marshall, Chief Financial Officer of Authentidate. In addition, we also entered into a separate agreement with Lazarus Investment Partners, LLLP pursuant to which we granted it the right to appoint either an observer to our board of directors or to nominate an individual for election to our board of directors.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. The securities were offered and sold in a private placement under the Securities Act of 1933, as amended (the “Securities Act”) and the regulations promulgated thereunder. Such securities were offered and sold only to accredited investors and have not been registered under the Securities Act or applicable state securities laws. Accordingly, such securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

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About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine Electronic House Call, an FDA 510(k) cleared in-home patient vital signs monitoring system, or the Interactive Voice Response system with a web application that streamlines patient monitoring. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD is a trademark of our subsidiary ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

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